Investment Advisory Agreement

Calvert Variable Series, Inc.

INVESTMENT ADVISORY AGREEMENT, made this 1st day of March, 1999, by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware corporation (the "Advisor"), and Calvert Variable Series, Inc., a Maryland corporation (the "Corporation"), both having their principal place of business at 4550 Montgomery Avenue, Bethesda, Maryland.

WHEREAS, the Corporation is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Articles of Incorporation, its Bylaws and its registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), as amended; offering separate series ("Fund(s)"), and the Corporation desires to avail itself of the services, information, advice, assistance and facilities of an investment advisor and to have an investment advisor perform for it various investment advisory, research services and other management services; and

WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management, and investment advisory services to investment companies and desires to provide such services to the Corporation;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Advisor. The Corporation hereby employs the Advisor to manage the investment and reinvestment certain of the Corporation assets, subject to the control and direction of the Corporation's Board of Directors, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and to assume the obligations in return for the compensation herein provided. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

2. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the following services and to assume the following obligations:

a. The Advisor shall manage the investment and reinvestment of certain of the Corporation's assets, as shown on Schedule A, subject to and in accordance with the investment objectives and policies of each Fund, and the social investment screening criteria, as stated in the registration statement, and any directions which the Corporation's Board of Directors may issue from time to time. In pursuance of the foregoing, the Advisor shall make all determinations with respect to the investment of assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to each Fund's portfolio securities shall be exercised. The Advisor shall render regular reports to the Corporation's Board of Directors concerning investment activities.

b. The Advisor shall, in the name of the Corporation, on behalf of the managed Funds, place orders for the execution of portfolio transactions in accordance with the policies with respect thereto set forth in the Corporation's current registration statement under the 1940 Act and the 1933 Act. In connection with the placement of orders for the execution of portfolio transactions the Advisor shall create and maintain all necessary brokerage records of the Corporation in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Corporation and shall be available for inspection and use by the SEC, the Corporation or any person retained by the Corporation. Where applicable, such records shall be maintained by the Advisor for the periods and the places required by Rule 31a-2 under the 1940 Act.

c. The Advisor shall bear its expenses of providing services to the Corporation pursuant to this Agreement except such expenses as are undertaken by the Corporation. In addition, the Advisor shall pay the salaries and fees of all Directors and executive officers who are employees of the Advisor or its affiliates ("Advisor Employees").

d. In providing the services and assuming the obligations set forth herein, the Advisor may, at its own expense, employ one or more Subadvisors, as approved by the Board of Directors.

e. The Advisor is responsible for screening investments to determine that they meet each Fund's social investment screening criteria, as may be amended from time to time with the approval of the Board.

3. Expenses of each Fund. Each Fund shall pay all expenses other than those expressly assumed by the Advisor. Expenses payable by the Fund shall include, but are not limited to:
    Fees to the Advisor as provided herein;
    Legal and audit expenses;
    Fees and expenses related to the registration and qualification of the Corporation and its shares for distribution under federal and state securities laws;
    Expenses of the administrative services agent, transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;
    Any telephone charges associated with shareholder servicing or the maintenance of the Funds or Corporation;
    Salaries, fees and expenses of Directors and executive officers of the Corporation, other than Advisor Employees;
    Taxes and corporate fees levied against the Corporation;
    Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the Corporation;
    Expenses, including interest, of borrowing money;
    Expenses incidental to meetings of the Corporation's shareholders and the maintenance of the Corporation's organizational existence;
    Expenses of printing stock certificates representing shares of the Corporation and expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the Corporation;
    Expenses of preparing and typesetting of prospectuses of the Corporation;
    Expenses of printing and distributing prospectuses to shareholders of the Corporation;
    Association membership dues;
    Insurance premiums for fidelity and other coverage;
    Distribution Plan expenses, as permitted by Rule 12b-1 under the 1940 Act and as approved by the Board; and
    Such other legitimate Corporation expenses as the Board of Directors may from time to time determine are properly chargeable to the Corporation.

4. Compensation of Advisor.

    As compensation for the services rendered and obligations assumed hereunder by the Advisor, the Trust shall pay to the Advisor within ten (10) days after the last day of each calendar month a fee equal on an annualized basis as shown on Schedule A. Any amendment to the Schedule pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of the shareholders of any other Fund.

    Such fee shall be computed and accrued daily. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated. For purposes of calculating the Advisor's fee, the daily value of a Fund's net assets shall be computed by the same method as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares.

    The Advisor reserves the right (i) to waive all or part of its fee and assume expenses of a Fund and (ii) to make payments to brokers and dealers in consideration of their promotional or administrative services.

5. Activities of the Advisor. The services of the Advisor to the Corporation hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others. It is understood that Directors and officers of the Corporation are or may become interested in the Advisor as stockholders, officers, or otherwise, and that stockholders and officers of the Advisor are or may become similarly interested in the Corporation, and that the Advisor may become interested in the Corporation as a shareholder or otherwise.

6. Use of Names. The Corporation shall not use the name of the Advisor in any prospectus, sales literature or other material relating to the Corporation in any manner not approved prior thereto by the Advisor; provided, however, that the Advisor shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC; and, provided, further, that in no event shall such approval be unreasonably withheld. The Advisor shall not use the name of the Corporation or any Corporation in any material relating to the Advisor in any manner not approved prior thereto by the Corporation; provided, however, that the Corporation shall approve all uses of its name which merely refer in accurate terms to the appointment of the Advisor hereunder or which are required by the SEC; and, provide, further, that in no event shall such approval be unreasonably withheld.

7. Liability of the Advisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Force Majeure. The Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

9. Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to the Corporation, unless sooner terminated as hereinafter provided, through December 31, 1999, and indefinitely thereafter if its continuance shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Corporation or by vote of a majority of the Corporation's Board of Directors; and further provided that such continuance is also approved annually by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval, or as allowed by law. This Agreement may be terminated at any time, without payment of any penalty, by the Corporation's Board of Directors or by a vote of the majority of the outstanding voting securities of the Corporation upon 60 days' prior written notice to the Advisor and by the Advisor upon 60 days' prior written notice to the Corporation. This Agreement may be amended at any time by the parties, subject to approval by the Corporation's Board of Directors and, if required by applicable SEC rules and regulations, a vote of a majority of the Corporation's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Calvert Variable Series, Inc.

By: /s/Ronald M. Wolfsheimer

Title: Treasurer

Calvert Asset Management Company, INC.

By: /s/ Reno Martini

Title: Senior Vice President

Investment Advisory Agreement

Calvert Asset Management Company, Inc.

Calvert Variable Series, Inc.

Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Variable Series, Inc. ("CVS") dated March 1, 1999, with respect to the CVS Portfolios shown below, the Advisor is entitled to receive from the listed Portfolios an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

CVS Social Money Market 0.30% of the value of the first $250 million

0.275% of the next $250 million; and

0.25% of assets over $500 million

CVS Social Balanced 0.425% of the value of the first $500 million

0.375% of the next $500 million

0.325% of assets over $1 billion

CVS Social Mid Cap Growth 0.65%

CVS Social Small Cap Growth 0.75%

CVS Social International Equity 0.75% of the value of the first $250 million

0.725% of the next $250 million; and

0.675% of assets over $500 million

Amended Investment Advisory Agreement

Calvert Asset Management Company, Inc.

Calvert Variable Series, Inc.

Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Variable Series, Inc. ("CVS") dated March 1, 1999, with respect to the CVS Portfolios shown below, the Advisor is entitled to receive from the listed Portfolios an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

CVS Social Money Market 0.30% of the value of the first $250 million

0.275% of the next $250 million; and

0.25% of assets over $500 million

CVS Social Balanced 0.425% of the value of the first $500 million

0.375% of the next $500 million

0.325% of assets over $1 billion

CVS Social Mid Cap Growth 0.65%

CVS Social Small Cap Growth 0.75%

CVS Social International Equity 0.75% of the value of the first $250 million

0.725% of the next $250 million; and

0.675% of assets over $500 million

CVS Social Equity 0.55%

CVS Income 0.45%

Adopted December 6, 2001

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, made this 29th day of October, 1999, by and between AMERITAS INVESTMENT CORP., a Nebraska corporation (the "Adviser"), and cALVERT vARIABLE sERIES, iNC., a Maryland corporation (the "Fund").

WHEREAS, the Fund presently is engaged in business as an open-end management investment company and has registered as such under the federal Investment Company Act of 1940, as amended (the "Act");

WHEREAS, the Fund is authorized to issue shares ("Shares") in certain Ameritas Series of the Fund, as indicated in Schedule A (the "Portfolios"), and any other series designated by the Fund in the future;

WHEREAS, the Adviser is engaged principally in the business of rendering brokerage services, also renders investment supervisory services, and is registered as an investment advisor under the federal Investment Advisors Act of 1940, as amended; and

WHEREAS, the Fund desires the Adviser to render investment supervisory services to the Portfolios in the manner and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

1. Duties and Responsibilities of Adviser.

(a) Investment Advisory Services. The Adviser will act as investment advisor and will supervise and direct the investments of the Portfolios in accordance with their investment objectives, program and restrictions as provided in the prospectus, on behalf of the Fund, as amended from time to time, and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser will obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder and will formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with its investment objectives. In furtherance of this duty, the Adviser, as agent and attorney-in-fact with respect to the Fund, is authorized, in its discretion and without prior consultation with the Fund, to:

    buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets; and

    directly or through the trading desks of the Adviser and its affiliates place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters or issuers as the Adviser may select.

The Adviser may at its own cost and expense, with the approval of the Fund's Board of Directors, retain one or more investment subadvisors for the Portfolio. The Adviser shall be responsible for the oversight of such investment subadvisors in fulfilling its obligations hereunder.

    Financial, Accounting, and Administrative Services. The Adviser will assist the Fund's Administrator in maintaining the existence and records of the Portfolios; maintaining the registrations and qualifications of Portfolio Shares under federal and state law; monitoring the financial, accounting, and administrative functions of the Portfolios; maintaining liaison with the various agents employed for the benefit of the Fund by the Fund (including the Fund's transfer agent, custodian, independent accountants and legal counsel) and in the coordination of their activities on behalf of the Fund.

    Reports to Fund. The Adviser will furnish to or place at the disposal of the Fund such information, reports, evaluations, analyses and opinions regarding the Portfolios as the Fund may, at any time or from time to time, reasonably request or as the Adviser may deem helpful.

    Reports and Other Communications to Contractholders. The Adviser will assist in developing all general contractholder communications regarding the Portfolios, including regular shareholder reports.

    Fund Personnel. The Adviser agrees to permit individuals who are officers or employees of the Adviser, or any of its affiliates, to serve (if duly elected or appointed) as officers, directors, members of any committee of directors, members of any advisory board, or members of any other committee of the Fund, without remuneration or other costs to the Fund.

    Personnel, Office Space, and Facilities of Adviser. The Adviser at its own expense will furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Adviser requires in the performance of its investment advisory and other obligations under this Agreement.

2. Allocation of Expenses.

    Expenses Paid by Adviser.

(i) Salaries and Fees of Officers. The Adviser will pay all salaries, expenses, and fees of the officers and directors of the Fund who are affiliated with the Adviser.

    Assumption of Expenses by Adviser. The payment or assumption by the Adviser of any expense of the Fund that the Adviser is not required by this Agreement to pay or assume will not obligate the Adviser to pay or assume the same or any similar expense on any subsequent occasion.

    Expenses Paid by Fund. The Fund will bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Adviser as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Fund will pay:

    Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the cash, securities, and other property of the Fund, for the benefit of the Fund, including all charges of depositories, custodians, and other agents, if any;

    Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any;

    Contractholder Communications. All expenses of preparing; setting in type, printing, and distributing reports and other communications to contractholders;

    Contractholder Meetings. All expenses incidental to holding meetings of contractholders, including the printing of notices and proxy material, and proxy solicitation therefor;

    Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the prospectus and of mailing them to contractholders;

    Pricing. All expenses of computing the Fund's net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

    Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Fund or Fund and the custodian, transfer agent or any other agent selected by the Fund;

    Legal and Accounting Fees and Expenses. All charges for services and expenses of the Fund's legal counsel, including counsel to the disinterested Directors of the Fund, and independent auditors for the benefit of the Fund;

    Board of Directors Fees and Expenses. All compensation of the Board of Directors, other than those affiliated with the Adviser, and all expenses incurred in connection with their service;

    Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Portfolios under the Act and the Registration of the Portfolios Fund Shares under the Securities Act of 1933, as amended (the "33 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing, of any registration statement and prospectus under the 33 Act or the Act, and any amendments or supplements that may be made from time to time;

    State Registration Fees. All fees and expenses of qualifying and maintaining qualification of the Fund and of Fund Shares for sale under securities laws of various states or jurisdictions, if any, and of registration and qualification of the Fund under all other laws applicable to the Fund or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);

    Issue and Redemption of Shares. All expenses incurred in connection with the issue, redemption, and transfer of portfolio Shares, including the expense of confirming all portfolio Share transactions, and of preparing and transmitting the portfolio's stock certificates;

    Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the Board of Directors;

    Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale, or lending of a portfolio's securities;

    Taxes. All taxes or governmental fees payable by or with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

    Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Fund's membership in any trade association or other investment organization; and

    Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

3. Advisory Fees. For its services pursuant to this Agreement, the Fund will pay the Adviser an annual fee, based on the value of the net assets of the applicable Portfolio. The fee is set forth in Schedule B. The Schedule may be amended from time to time; with the exception to the fee waiver and reimbursement provisions set forth under Schedule B upon execution of this Agreement. Any change in the Schedule relating to any new or existing Portfolios will not require the approval of shareholders of any other Portfolio.

    Method of Computation. The fee will be accrued for each calendar day and the sum of the daily fee accruals will be paid monthly to the Adviser on the first business day of the next succeeding calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above in this Paragraph 3, and multiplying this product by the net assets of the Portfolios as determined in accordance with the prospectus as of the close of business on the previous business day on which the Fund was open for business.

    Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, will be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

    Fee Waiver and Recapture of Waived Fees and Reimbursed Expenses. Subject to approval by the necessary authorities: (a) any fees the current payment of which is waived by the Adviser and any expenses paid on behalf of or reimbursed to the Portfolios by the Adviser as provided in Schedule B may be recaptured by the Adviser from the Portfolios during the two-year period beginning on January 1, 2001 and ending on December 31, 2003 and (b) such recapture will only be made to the extent that it does not result in the Portfolios' aggregate expenses exceeding the prior expense ratio (as such term is defined in Schedule B) by more than 0.10%.

4. Brokerage. Subject to the approval of the Fund's Board of Directors, the Adviser, in carrying out its duties under Paragraph 1A, may cause the Fund, with respect to the Fund or any of its Portfolios, to pay a broker-dealer which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "34 Act") or formal/informal staff opinions a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act or rules).

5. Adviser's Use of the Services of Others. The Adviser may (at its cost except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations, for the purpose of performing its obligations hereunder, with the approval of the Funds Board of Directors. The Adviser shall be responsible for the oversight of such persons in fulfilling its obligations hereunder.

6. Ownership of Records. All records required to be maintained and preserved by the Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund, and will be surrendered by the Adviser promptly on request by the Fund.

7. Reports to Adviser. The Fund will furnish or otherwise make available to the Adviser such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Fund as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.

Limitation of Liability of Adviser. Neither the Adviser nor any of its officers, directors, employees, or controlling persons, with respect to this Agreement, will be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his or her duties on behalf of the Fund or from reckless disregard by the Adviser of the duties of the Adviser under this Agreement.

In no event will the Adviser be liable for indirect, special, or consequential damages (even if the Adviser has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this Agreement, including but not limited to lost profits, loss of use of accounting systems, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of the Fund's shareholders for such damage.

9. Use of Adviser's Name. The Fund may use the name "Ameritas Investment Corp." or "Ameritas" only with the approval of the Adviser and only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which will have succeeded to the business of the Adviser as investment advisor.

10. Term of Agreement. The term of this Agreement will begin on the date first above written, and unless sooner terminated as hereinafter provided, will remain in effect until January 1, 2001. Thereafter, this Agreement will continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation will be specifically approved at least annually (a) by either the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the relevant Portfolio; (b) in either event by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Fund, with respect to the Fund, who are not parties to this Agreement or interested persons of any such party; and ( c) The Adviser will not have notified the Fund, in writing, at least 60 days prior to December 31, 2000 or prior to March 10 of any year thereafter, that it does not desire such continuation. The Adviser will furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of the Agreement or any extension, renewal or amendment hereof.

11. Amendment and Assignment of Agreement. This Agreement may be amended by the parties subject to federal regulatory requirements. This Agreement may not be assigned without the affirmative vote of a majority of the outstanding voting securities of the relevant Portfolio(s). This Agreement will automatically and immediately terminate in the event of its assignment.

12. Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided, that in the cases of termination by the Fund, with respect to the Fund, such action will have been authorized by resolution of a majority of the directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

13. Miscellaneous.

(a) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b) Interpretation. Nothing herein contained will be deemed to require the Fund to take any action contrary to its Articles of Incorporation or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the conduct of the affairs of the Fund. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Maryland.

(c) Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act will be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," assignment," and "affiliated person" as used in Paragraphs 2, 8, 10, 11, and 12 hereof, will have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

AMERITAS INVESTMENT CORP.

By: /s/ William R. Giovanni

Title: President and Chief Executive Officer

Calvert variable Series, INC.

By: /s/ William M. Tartikoff

Title: Vice President

AMENDED

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

  Ameritas Income & Growth Portfolio
  Ameritas Growth Portfolio
  Ameritas Small Capitalization Portfolio
  Ameritas MidCap Growth Portfolio
  Ameritas Emerging Growth Portfolio
  Ameritas Research Portfolio
  Ameritas Growth With Income Portfolio
  Ameritas Index 500 Portfolio
  Ameritas Money Market Portfolio
  Ameritas Select Portfolio
  Ameritas Micro Cap Portfolio

AMENDED

INVESTMENT ADVISORY AGREEMENT

SCHEDULE B

Listed below are the portfolios of Calvert Variable Series, Inc. that are entitled to receive investment advisory services from Ameritas Investment Corp (the "Adviser") under the Investment Advisory Agreement dated October 29, 1999, revised January 2, 2001, and which will pay fees calculated at the following annual rates to the Adviser pursuant to Section 3 of the Agreement:

    Ameritas Income & Growth 0.625%
    Ameritas Growth 0.75%
    Ameritas Small Capitalization 0.85%
    Ameritas MidCap Growth 0.80%
    Ameritas Emerging Companies 0.75%
    Ameritas Research 0.75%
    Ameritas Growth With Income 0.75%
    Ameritas Index 500 0.24%
    Ameritas Money Market 0.20%
    Ameritas Select 0.92%
    Ameritas Micro Cap 1.12%

For its services under this Investment Advisory Agreement, Adviser is entitled to receive the fees indicated above based on average net assets.

Notwithstanding the foregoing, the Adviser agrees that for the period of one year following the date on which its application for an order ("Substitution Order") of the Securities and Exchange Commission pursuant to Section 26(b) and Section 17(b) of the Act (File No. 812-11544) is granted, the Adviser will waive fees and/or reimburse expenses to the extent necessary to assure that the expense ratio of each Ameritas Portfolio listed above will not exceed the expense levels ("Prior Expense Ratio") specified in the Substitution Order.

Further, the Adviser guarantees that, following this one year period, the expenses of each Ameritas Portfolio listed above will not exceed an expense ratio that is 0.10% higher than the Prior Expense Ratio unless an amendment to this Agreement allowing the Adviser to withdraw such guarantee is approved in accordance with Section 15(a) and (c) of the Act, by the Board of Directors of the Fund.

ADDENDUM TO

INVESTMENT ADVISORY AGREEMENT

CALVERT VARIABLE SERIES, INC.

Ameritas Growth

Ameritas Income & Growth

Ameritas MidCap Growth

Ameritas Small Capitalization

Ameritas Money Market

Ameritas Emerging Growth

Ameritas Growth With Income

Ameritas Research

Ameritas Index 500

Ameritas Investment Corp., as the investment advisor to the above-referenced series (the "Portfolios") of Calvert Variable Series, Inc., hereby agrees to limit the annual operating expenses of the Portfolios (net of any expense offset arrangements) as reflected by the expense ratios shown below, through December 31, 2002, as follows (expressed as a percentage of average annual net assets). For the purposes of this expense limit, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, taxes and capital items.

Portfolio Expense Ratio

Ameritas Growth .89%

Ameritas Income & Growth .78%

Ameritas MidCap Growth .94%

Ameritas Small Capitalization 1.00%

Ameritas Money Market .36%

Ameritas Emerging Growth .95%

Ameritas Growth with Income .98%

Ameritas Research .96%

Ameritas Index 500 .38%

Ameritas Select Portfolio 1.50%

Ameritas Micro Cap Portfolio 1.50%

Date: January 15, 2002

Witness: Ameritas Investment Corp.

/s/ Marianne Tesar BY: /s/ Robert O'Meara